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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 1, 1997





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




           Delaware                     000-27582             13-3853788
 (State or other jurisdiction          (Commission           (IRS Employer
      of incorporation)                File Number)        Identification No.)



       505 Park Avenue                                        10022
      New York, New York                                    (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (212) 751-0900





                                 Not Applicable
          (Former name or former address, if changed from last report)


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Item 5.  Other Events

         Logimetrics Transaction

         On December 1, 1997, CellularVision of New York, L.P. ("CVNY"), a wholly owned subsidiary of CellularVision USA, Inc. (the "Company"), entered into an agreement (the "Logimetrics Agreement") with Logimetrics, Inc. ("Logimetrics") pursuant to which CVNY assumed financial responsibility for certain equipment purchased through its affiliate, CellularVision Technology & Telecommunications, L.P. In exchange, Logimetrics agreed to continue servicing CVNY's equipment so long as CVNY continues to meet its obligations under the Logimetrics Agreement. Pursuant to the Logimetrics Agreement, CVNY issued and delivered a $2,621,694.81 Secured Promissory Note to Logimetrics having a final maturity date of July 27, 1998. Principal under such Note is amortized and also subject to partial mandatory prepayment upon the occurrence of certain events.

         Fleet National Bank

         On October 21, 1997, the Company announced that CVNY had engaged Fleet National Bank ("Fleet") to form a syndicate of senior lenders to provide a $40 million senior secured facility. Fleet committed, subject to certain conditions, to fund more than one-third of the facility.

         In late December 1997, Fleet advised the Company that the syndication effort was on hold and would be revisited as the FCC LMDS Auction occurs.

         Subordinated Exchange Notes; Certain Financial Data

         On January 21, 1998, the Company issued new Subordinated Exchange Notes, in the aggregate principal amount of $1,191,147 (the "New Notes"), to the holders (the "Holders") of the Company's Subordinated Exchange Notes (the "Original Notes") in exchange for $1 million in cash and as payment of $191,147 in respect of an interest payment due on December 28, 1997. Also in connection with the issuance of the New Notes, the Holders waived certain defaults under the Original Notes.

         As of the date of the issuance of the New Notes, the Company's cash position was approximately $1 million and its net working capital deficit was approximately $6 million. Also as of the date of issuance of the New Notes, property, plant and equipment was estimated at $21 million with debt under $9 million, and stockholders' equity was estimated to be approximately $12 million.

         On January 22, 1998, the Company issued a press release announcing the receipt of $1 million of cash as a result of the issuance of the New Notes and providing the foregoing financial data; such press release is included herewith as Exhibit 99.1 and is incorporated by reference herein.



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         Intensified Focus on High-Speed Internet Access Service

         At year-end 1997, the Company elected to focus its immediate efforts on bringing its high-speed Internet access service to market. Due to the increased focus on such service, the Company de-emphasized its marketing efforts related to selling subscription television service in the immediate future. In conjunction with this action, on December 31, 1997, the Company reduced its workforce by 43 people, most of whom worked in subscription television sales, marketing and operations.

         On January 26, 1998, the Company issued a press release announcing the Company's intensified focus on high-speed Internet access service and the commercial availability of a new high-speed access feature, SuperChargeSM; such press release is included herewith as Exhibit 99.2 and is incorporated by reference herein.

         Internet Service Marketing; Chief Marketing Officer

         Gary MacGregor, vice-president of sales and marketing for CVNY, has taken on the additional responsibility of marketing the Company's high-speed Internet access service. Previously, Mr. MacGregor shared Internet marketing responsibilities with Bruce Judson, the former chief marketing officer, who has left the Company.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits:

      99.1      Press Release issued by the Company, dated January 22, 1998.

      99.2      Press Release issued by the Company, dated January 26, 1998.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By:/s/ Shant S. Hovnanian
                                            Name:  Shant S. Hovnanian
                                            Title: Chief Executive Officer

January 30, 1998



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                                  EXHIBIT INDEX

Exhibit

99.1        Press Release issued by the Company, dated January 22, 1998.

99.2        Press Release issued by the Company, dated January 26, 1998.